Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Rigel Pharmaceuticals, Inc. for the registration of up to $150,000,000 of its common stock, preferred stock, debt and warrant securities, and to the incorporation by reference therein of our reports dated March 3, 2015, with respect to the financial statements and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Redwood City, California
May 7, 2015